Exhibit 10.1

RETENTION AGREEMENT

This Retention Agreement (“Agreement”) is made effective January 1, 2013 (the “Effective Date”), by and between the law firm of McKool Smith, P.C., 300 Crescent Court, Suite 1500, Dallas, TX 75201 (“Firm”), and Unwired Planet Inc., 170 South Virginia Street, Suite 201, Reno, NV 89501 (“Client”). The Firm and Client are sometimes collectively referred to as the “Parties.” Any one of the Parties may be sometimes referred to as a “Party.”

Client has requested Firm to represent it on a partial contingency fee basis. The Firm has agreed to represent Client for a Flat Monthly fee, coupled with a contingent fee. Both Client and Firm acknowledge that consideration exists for entering into this agreement: Client by giving up a contingent interest in the outcome of the matter, and Firm by giving up its contractual right to be paid full hourly fees regardless of the outcome of the matter.

SPECIAL DISCLOSURE

CLIENT ACKNOWLEDGES THAT CLIENT WAS ADVISED TO CONSULT INDEPENDENT LEGAL COUNSEL TO REPRESENT CLIENT IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT AND CLIENT HAS DONE SO. CLIENT FURTHER ACKNOWLEDGES THAT CLIENT WAS ADVISED THAT THE FIRM HAS A CONFLICT OF INTEREST THAT PREVENTS IT FROM REPRESENTING CLIENT IN ANY WAY WITH RESPECT TO THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT AND THAT THE FIRM HAS NOT DONE SO.

RECITALS

Client understands and acknowledges that patent infringement litigation is generally complex and typically requires the use of considerable time and labor. Client understands and acknowledges that patent infringement litigation often presents novel and difficult questions of both law and fact, and that the acceptance of the engagement by the Firm in this matter may preclude engagements by the Firm on other matters.

Client represents and warrants that, to its knowledge, it currently holds, and will continue to hold throughout the pendency of the Litigation, including appeals, full right, title and interest to the Patents to pursue enforcement, including the exclusive right to prosecute litigation and to enforce all rights with respect to the Patents and to recover all damages for past and future infringement of the Patents, unless Client transfers such rights to a successor in interest of this Agreement in accordance with the terms hereof.

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THE RETENTION AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by each Party, the Parties agree as follows:

1. Scope of Retention. Client hereby engages the Firm to represent it in connection with three pending lawsuits, styled:

Unwired Planet, LLC v. Google, Inc. 3:12-cv-00504-MMD-VPC, currently pending in the United States District Court for the District of Nevada, Reno Division (“Google Nevada Case”);

Unwired Planet, LLC v. Apple, Inc. 3:12-cv-00505-RCJ-VPC, currently pending in the United States District Court for the District of Nevada, Reno Division (“Apple Nevada Case”)

Openwave Systems Inc. v. Apple Inc., Research in Motion Ltd., et al, 1:11-cv-00765-RGA, currently pending in the United States District Court for the District of Delaware (“Delaware Case”)

Collectively, the above lawsuits and any Additional Lawsuits, if filed, are referred to as the “Litigation” or the “Cases.” The parties to the Cases, excepting Unwired Planet, LLC and Openwave Systems Inc., are collectively referred to as the “Defendants.” The patents of Client that are asserted in the Cases, along with all continuations, continuations-in-part, divisionals, foreign counterparts, and pending applications that claim priority from any of the foregoing, are collectively referred to as the “Patents”. Client acknowledges that the Firm is not being retained to render patent prosecution services, tax advice, corporate advice, or general legal advice unrelated to the Cases to Client. The Firm shall continue to provide all services necessary to see the Cases through to completion, including any and all appeals, regardless of duration, forum or venue, in exchange for the Flat Monthly Fee and Contingent Fee as described herein. The Firm will not handle patent prosecution, reexamination proceedings, inter-parties review, or any other proceedings before the Patent Office, it being agreed that it shall be the responsibility and expense of the Client to retain counsel at its discretion to handle such proceedings.

Client agrees it will offer Firm a reasonable first opportunity to present a proposal to handle future patent litigation against other infringers who are not Defendants against whom the Firm does not have a conflict. Monthly rates and/or contingency terms will be negotiated on a case-by-case basis, using the terms of this Agreement as a starting point, provided nothing shall limit the discretion of the parties to propose or agree to alternative terms.

2. Rights and Obligations of Client.

Subject to the Sale, Merger, and Acquisition provisions of paragraph 5 below, the Client makes the following representations and warranties:

(a) Except as set forth in the following sentence, Client represents and warrants that, to its knowledge, it has the full unencumbered right, title and interest to the Patents asserted in the

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Litigation and to pursue enforcement against Defendants, including the exclusive right to prosecute litigation against Defendants to enforce all rights with respect to the Patents and to recover damages for past and future infringement, and that it will maintain such right, title, and interest in the Patents throughout the pendency of the Litigation, including all appeals, unless Client transfers such rights to a successor in interest to this Agreement in accordance with the terms hereof. Client has disclosed to the Firm the existence of its agreement with Ericsson, its license agreement with Microsoft and the fact that other encumbrances may exist that do not materially affect the Cases or the Firm’s ability to receive its Contingent Fee, and the Firm agrees that the representation and warranty herein is subject to the above existing agreements.

(b) Client will timely pay any costs and attorney’s fees associated with prosecution, reexamination, reissue, and maintenance of the Patents during the pendency of this engagement, in its sole reasonable discretion.

(c) Client has no intention of granting any rights, directly or indirectly, express or implied, or by operation of law (such as exhaustion) in or to the Patents to any Defendant without obtaining Proceeds from such Defendant. [***].

(d) [***].

3. Compensation and Conveyance to the Law Firm.

(a) Definitions. The following terms shall have the following meanings as used herein:

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“Covered Arrangement” means any license, settlement, agreement for the sale of any patent or rights owned by Client, covenant not to sue, forbearance agreement, compromise agreement or judgment, in each case, entered into, with, or against, as applicable, any of Apple Inc., Google Inc., or Research in Motion Ltd., including their then existing parents, subsidiaries, affiliates and successors, during the Applicable Period. For the avoidance of doubt, any arrangement reached with a third party that is not a parent, subsidiary, affiliate or successor of a Defendant as of the date of such arrangement shall not be included as a Covered Arrangement based on subsequent activity, events or circumstances that results in such third party becoming a parent, subsidiary, affiliate or successor of a Defendant.

“Proceeds” shall mean the sum of money or other valuable consideration obtained and received directly or indirectly by Client pursuant to any Covered Arrangement, whenever received, including, but not limited to, damages, compulsory royalties, accounting for profits, exemplary or enhanced damages, attorney’s fees, prejudgment interest, costs, post judgment interest, settlement payments, consideration received to avoid or suspend enforcement of an injunction, and any other revenues, money or other consideration paid to or received by Client pursuant to any Covered Arrangement or as a result of a ruling, order, or judgment obtained in the Cases.

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The Firm acknowledges that Client is a licensing company and will be pursuing licenses and revenue opportunities from other parties other than the Defendants and their affiliates. The Firm agrees that no proceeds or amounts generated from any license, covenant not to sue, settlement, judgment, forbearance or sale of patents with any third party other than a Covered Arrangement will constitute Proceeds under this Agreement, [***].

“Net Proceeds” shall mean Proceeds reduced by Expenses, and after deducting any payments due under Client’s agreement with Ericsson.

“Expenses” shall mean the costs of reports, travel expenses, local and other counsel [***] specific to the prosecution of the Cases, [***], and other expenses reasonably incurred by the Client or the Firm in the prosecution of the Litigation, [***].

“Unpaid Fee Accrual” shall mean the Fees Accrued minus the total amount of Flat Monthly Fee payments the Firm has received since the Effective Date.

“Fees Accrued” shall mean the amount of total fees that have reasonably been expended by the Firm on behalf of Client in preparation for and prosecution of the Litigation calculated at the Firm’s existing standard billing rates.

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(b) Law Firm Fee. Client agrees that, in exchange for the Firm prosecuting the claims of infringement of the Patents against the Defendants in the Litigation, the Client will pay the Firm a Flat Monthly Fee, as defined below, coupled with a Contingent Fee, as defined below.

(1) Flat Monthly Fee. Client agrees to pay Firm a “Flat Monthly Fee” equal to $500,000 per month, in lieu of hourly billings, with the first payment due on July 1, 2013. Client is not responsible for any hourly fee charges by Firm from the Effective Date until July 1, 2013, but will remain responsible for paying hourly fee charges by the Firm prior to the Effective Date. The Flat Monthly Fee payments recited above are to be paid on or before the fifteenth day of each month for which they are due. The Flat Monthly Fee will be paid continuously for 24 months, after which point no additional Flat Monthly Fee will be owed, with the following exceptions: (a) if the Google Nevada Case terminates [***] the Flat Monthly Fee will be reduced [***]; (b) if the Apple Nevada Case terminates [***] the Flat Monthly Fee will be reduced [***]; (c) if the Delaware Case terminates [***] the Flat Monthly Fee will be reduced [***]; and (d) in the event a court orders a stay of any of the cases, the Flat Monthly Fee will be ratably reduced during the stay of any Case after a period [***], provided that the Flat Monthly Fee with respect to any such Case will resume once the stay has been lifted and will continue until 24 full monthly payments have been made with respect to such Case that has been stayed. [***].

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(2) Contingent Fee. In recognition that the Flat Monthly Fee is not expected to compensate the Firm fully for its time expended on the Litigation, Client also agrees to pay the Firm a contingent fee as defined herein. Client hereby assigns, sells, conveys, and agrees to pay and deliver to the Firm a contingent fee in an amount equal to the following percentage of all Net Proceeds (the “Contingent Fee”):

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The above amounts will be calculated based on the Client share of the aggregate of Net Proceeds from Apple, Google, RIM, and their affiliates, after deducting any payments due under Client’s agreement with Ericsson.

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Notwithstanding anything herein to the contrary, in no event shall the Contingent Fee exceed an aggregate amount equal to $70,000,000 (“Maximum Contingent Payment”)

The Contingent Fee will be due and payable as Net Proceeds are received. [***].

(3) Reduction of Contingent Fee Due In The Event Of Early Settlements. In the event of an early settlement with any of the Defendants in the Cases, the following reduced percentages will apply:

(i) [***].

(ii) [***].

(iii) [***].

(iv) [***].

(c) Receipt and Distribution by Law Firm. The Firm and Client agree that the Firm shall be entitled to receive, on behalf of Client, the portion of any cash Proceeds due and payable to the Firm under this Agreement within fifteen (15) days of receipt by Client. [***] Prior to or upon receipt of Proceeds, whether by the Client or into third party escrow, the Firm and the Client shall jointly calculate Net Proceeds and direct the payment of, according to Paragraph 3(b) above, the Firm’s and Client’s respective share of the Net Proceeds when collected. [***].

(d) [***].

(e) Additional Lawsuits Against Defendants – [***]. The Client has the option to request that the firm file additional lawsuits against the existing Defendants [***].

The billings under this section will begin the month that the Additional Lawsuit is filed, will be paid based on net-30 day terms each month, are in addition to Flat Monthly Fee payments due for any other pending Lawsuits, and will end when the Additional Lawsuit terminates due to final judgment, dismissal with prejudice, or dismissal as the result of settlement as to all claims, counterclaims, and defenses.

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The Firm will not receive an increase in its Contingent Fee in exchange for undertaking the Additional Lawsuits.

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(f) [***].

4. Payment And Recovery of Expenses. Client agrees to pay Expenses as they become due. Upon receipt of Proceeds, Client shall be reimbursed for its Expenses incurred since the inception of the Litigation. The Contingent Fee due the Firm shall be calculated after reimbursement of Expenses from the Proceeds. Although the Client remains responsible for payment of Expenses, the Client has requested to have the option, and the Firm has agreed, to require the Firm to manage and pay Expenses on behalf of Client then invoice the Client for such Expenses. If such option is exercised, the Client agrees to reimburse the Firm for payment of such Expenses within thirty days of receipt of invoice. All Expenses incurred by the Firm, whether or not on behalf of Client, shall be in accordance with Client’s travel and expense reimbursement policies.

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5. [***].

6. [***].

7. Court Award of Attorney Fees or Costs. The Firm is authorized to apply to any court or tribunal for the maximum amount of compensation, attorney’s fees, costs, pre- and post-judgment interest, and litigation expenses allowed to Client by law (“Court Awarded Fees and Costs”). Any Court Awarded Fees and Costs recovered in the Litigation shall be treated as Proceeds under this Agreement.

8. Defense of Declaratory Judgment Counterclaims. If a Defendant files a declaratory judgment counterclaim in which it alleges that one of the Patents is invalid, unenforceable or not infringed, the Firm shall defend such allegations in that Declaratory Judgment Claim for no additional compensation other than as specified in Paragraph 3 above. The Firm will not be responsible for any award in favor of a defendant against Client for damages, costs or attorney’s fees.

9. Defense of Counterclaims Other Than Declaratory Judgment. The Firm will not be responsible for defending against claims or counterclaims for infringement brought against Client, other than declaratory judgment counterclaims referenced in par. 8.

10. Assignment of Proceeds, not Patent. The Firm and Client acknowledge and agree that any conveyance or assignment of any interest in any Net Proceeds is in no way a conveyance or assignment of any interest in rights to the Patents.

11. Withdrawal of Law Firm.

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(a) Law Firm Withdrawal. Client agrees that Firm, in its sole discretion, may withdraw from its representation of Client in connection with this undertaking if:

(1) Client insists upon presenting a claim or defense that is not warranted under existing law and cannot be supported by good faith argument of an extension, modification, or reversal of existing law;

(2) Client insists that the Firm pursue a course of conduct that is illegal or that is prohibited under the State Bar Rules;

(3) Client deliberately disregards the Agreement as to fees for services rendered after written notice and opportunity to cure; or

(4) Client agrees it will sign all necessary documents to facilitate the withdrawal of the Firm from any pending Lawsuit immediately after written notification to Client by the Firm of its intention to withdraw pursuant to the provisions of this Paragraph 11.

(b) Rights of Law Firm Upon Withdrawal. In the Firm withdraws from representation pursuant to the provisions of this Paragraph 11, then the Firm shall retain its Contingent Fee interest in any settlements of the Litigation negotiated prior to the date of withdrawal.

(c) Alternative Remedies. In the event Client fails to pay any amounts owed under this Agreement when due, including the Flat Monthly Fee or Expenses, then the Firm, no sooner than 60 days after notice to Client specifically invoking its rights under this paragraph 11(c) and failure by Client to cure, may as an alternative to withdrawal, convert the engagement to a full contingent fee. [***].

12. Termination of Law Firm.

(a) Termination by Client. Client may at any time terminate Firm’s representation of Client under this Agreement. The Firm will treat any and all information disclosed to it by Client as privileged and confidential.

(b) Compensation Due Upon Termination. In the event of termination, the compensation due to the Firm will be as follows:

(1) If termination is not for “good cause” (as defined below), such termination shall not in any way eliminate or reduce the Firm’s ownership of an interest in Proceeds received or to be received as a result of any past or present Litigation or its right to receive distributions under Paragraph 3 above.

(2) If termination of the Firm is for “good cause,” then the Firm will be entitled to retain:

a. its contingent share of Proceeds that have already been received;

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b. its full interest in any Proceeds from any settlement agreement related to the Litigation entered into prior to the date the basis for “good cause” arose but for which Proceeds have not been received; and,

c. with regard to the division of any other Proceeds that do not fall within paragraphs a or b above, the parties agree that the Firm shall receive a fair amount based upon services actually rendered to Client through the date of termination.

(c) Definition of “good cause.” For purposes of this Agreement, “good cause” for termination requires a credible showing that Firm has (A) committed legal malpractice or misfeasance, or (B) failed to exercise reasonable diligence pursuing Infringers in accordance with the express terms and conditions of this Retention Agreement after 30 days notice and opportunity to cure.

(d) Law Firm Liability after Termination. If any third party makes any claim against the Firm after the date the Firm has ceased to represent Client for any Expenses incurred on behalf of the Client prior to Termination, then Client agrees to indemnify and hold the Firm harmless from any such cost and expenses and all expenses incurred, including, but not limited to, all attorney’s fees and litigation expenses and costs, in the event the Firm is the prevailing party seeking to enforce its rights under this provision of this Agreement.

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14. [***].

15. [***].

16. Client Cooperation. Client agrees to cooperate with the Firm in the prosecution of the Litigation; agrees to appear on reasonable notice at any and all depositions and court appearances; agrees to produce relevant documents in its possession, custody, or control; agrees to comply with all reasonable requests of the Firm in connection with the preparation and presentation of the Litigation.

17. [***].

18. Consideration. It is expressly understood and agreed that the mutual promises contained herein are the sole consideration for this Agreement; that said considerations are contractual and not mere recitals; and that all agreements and understandings between the Parties are embodied and expressed herein.

19. Disputes.

(a) Mediation. All claims, disputes, or other differences between Client and the Firm arising under or related to this Agreement, including interpretation or dispute as to the effect of its terms and conditions (“Disputed Subject Matter”), shall first be referred to a mediator selected jointly by Client and the Firm. The Parties shall explain their respective claims, disputes, or differences to the mediator who shall render a non-binding recommendation to the Parties for resolving the claims, disputes, or differences.

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(b) Arbitration. If the Parties are unable to agree on a mediator, or if, at least, one of the Parties is unwilling to accept and abide by the non-binding recommendation of the mediator, then the claims, disputes, or differences related to or regarding the Disputed Subject Matter may be resolved either by (i) binding arbitration pursuant to the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), with arbitration to occur at Dallas, Texas, or (ii) pursuing legal or equitable remedies in a court of competent jurisdiction. Binding arbitration may be pursued only with the joint approval of Client and the Firm on terms agreed between them. Each party shall bear its own attorney fees and costs in connection with the arbitration, including the costs of the AAA and the arbitrator(s), which shall be equally divided. The arbitrator(s) shall be attorneys.

20. Client Acknowledgment. Client acknowledges that it has been advised by independent counsel that submission to binding arbitration typically results in the waiver of significant rights, including the waiver of the right to file a lawsuit in a different venue, waiver of the right to a jury trial, the possible waiver of broad discovery, and the loss of the right to appeal.

21. Other Documents. The Parties agree to execute such other documents as might be reasonably necessary or appropriate to consummate and implement the terms of this Agreement.

22. Choice of Law and Venue. This Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of Texas and shall be performable in Dallas County, Texas.

23. Waiver and Integration Clause. This Agreement may not be modified or amended except by a subsequent agreement in writing signed by the Parties. The Parties may waive any of the conditions contained herein or any of the obligations of any other party. Any such waiver shall be effective only if in writing and signed by the Parties.

24. Successors and Assigns. This Agreement is and shall be binding and inure to the benefit of the Parties and their respective subsidiaries and affiliates, heirs, executors, administrators, legal representatives, successors and assigns, including successors and assigns of any interest in the Patents.

25. Entire Agreement. This Agreement contains the entire agreement and understanding between the Firm and the Client with respect to the subject matter hereof and the engagement of the Firm by the Client and supersedes all prior agreements and understandings (including the Retention Agreement dated as of September 23, 2011, which shall, effective as of the date hereof, terminate and be of no further force or effect and no further amounts shall be due or payable thereunder), whether written or oral, relating to such subject matter in any way.

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26. State Bar Notice. The State Bar Act requires that Texas attorneys give notice to their clients that the State Bar of Texas investigates and prosecutes professional misconduct committed by Texas attorneys. Although not every complaint against or dispute with a lawyer involves professional misconduct, the State Bar’s Office of the General Counsel will provide information about how to file a complaint by calling 1-800-932-1900 toll free.

McKOOL SMITH, P.C.

By:	/s/ Gary W. Eden
Date: September 23, 2013

UNWIRED PLANET, INC.

By:	/s/ Eric J. Vetter
Date: September 20, 2013

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